(704) 945-6565

November 5, 2001

                      FIRST COMMERCE CORPORATION ANNOUNCES
                              A 10% STOCK DIVIDEND


Charlotte, NC, - Charlotte-based First Commerce Corporation (NASDAQ Over the Counter Bulletin Board: FCMM) announced today a 10% stock dividend which entitles each shareholder of record at the close of business on November 13, 2001 to receive 1 additional share for every 10 shares of First Commerce common stock held on that date. Cash will be paid in lieu of fractional shares. Additional shares resulting from the dividend will be distributed by First Commerce's transfer agent on November 23, 2001. First Commerce currently has approximately 922,689 shares of common stock outstanding.


"In spite of the weakening economy, we are very pleased to see continued growth in our pre-tax earnings," says President Wes Sturges. "This stock dividend represents our commitment to provide long-term value to our shareholders."


First Commerce Corporation is the holding company for First Commerce Bank. The bank has three offices: 301 S. McDowell Street; 4415 Sharon Road (near SouthPark
Mall); and 8222 Village Harbor Drive (the Lake Norman Office) in Cornelius. The bank focuses on meeting the needs of small- to mid-sized business customers by offering a wide variety of consumer and commercial products and services designed for business owners and their employees.